Exhibit 11

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our audit report dated April 28, 2022 into the Annual Report on Form 1-K of RoyaltyTraders LLC dba SongVest relating to the financial statements of RoyaltyTraders LLC dba SongVest for the period from inception, March 18, 2021, to December 31, 2021, which appear in this Annual Report on Form 1-K.

/s/ Armanino, LLP

St. Louis, Missouri

May 2, 2022